SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 3, 2007 (July 2, 2007)

MASSEY ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-7775	95-0740960
(State or other jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

4 North 4th Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 788-1800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 8.01.	Other Events.

On July 3, 2007, Massey Energy Company issued a press release announcing that it will appeal the jury verdict of a lawsuit arising from a contract dispute between a Massey subsidiary, Central West Virginia Energy Company (“CWVE”), and Wheeling-Pittsburgh Steel Corporation (“WPS”). On July 2, 2007 a jury in the Circuit Court of Brooke County, West Virginia returned a verdict awarding damages to WPS of $220 million, consisting of $120 million in compensatory and $100 million in punitive damages. Massey will file an appeal to the Supreme Court of Appeals of West Virginia, which the Company believes may result in a significant reduction in damages.

The contract dispute originated in 2004, when CWVE declared force majeure on portions of its coal shipment obligations due to conditions beyond its control. WPS sued CWVE and Massey seeking damages related to its cost of replacement coal and coke and repairs to its coke ovens.

Massey will review the verdict, evaluate the likelihood of a successful appeal and reassess its accrued liability for the lawsuit. As of March 31, 2007, Massey had recognized a liability of $16 million associated with the lawsuit. An increase in this liability will impact the Company’s earnings for the second quarter of 2007.

Under a recently enacted section of the Code of West Virginia, the maximum security that can be required during an appeal is $50 million. With over $400 million of available liquidity as of June 30, 2007, the Company has the financial capacity to absorb any damages awarded in the lawsuit without impacting its normal operating activities.

The Company’s press release dated July 3, 2007 is attached as Exhibits 99.1 and is hereby incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description of Exhibit
99.1	Press release dated July 3, 2007 issued by the Registrant entitled “Massey Energy to Appeal Verdict in Wheeling-Pitt Dispute.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASSEY ENERGY COMPANY

Date: July 3, 2007	By:	/s/ Richard R. Grinnan
	Name:	Richard R. Grinnan
	Title:	Vice President and Corporate Secretary

Exhibit Index

99.1	Press release dated July 3, 2007 issued by the Registrant entitled “Massey Energy to Appeal Verdict in Wheeling-Pitt Dispute.”